                        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                                    REGISTRATION NO. 333-______
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                      OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                 ---------------

           DELAWARE                  875 NORTH MICHIGAN AVENUE, SUITE                  36-4128138
                                          1560, CHICAGO, IL 60611
(State or other jurisdiction of      (Address, including zip code, and                (IRS employer
incorporation or organization)       telephone number, including area            identification number)
                                      code, or registrant's principal
                                            executive offices)

                               ------------------

                                 MARK GOLDWASSER
                      President and Chief Executive Officer
                            120 Broadway, 27th Floor
                            New York, New York 10271
                                 (212) 417-8000
            (Name, Address, Including Zip Code, And Telephone Number,
                    Including Area Code Of Agent For Service)

                  Please Send Copies Of All Communications To:

                            Mitchell C. Littman, Esq.
                             Steven D. Uslaner, Esq.
                               Littman Krooks LLP
                                655 Third Avenue
                            New York, New York 10017
                                 (212) 490-2020

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                                -----------------

                         Calculation Of Registration Fee

--------------------------- ------------------------ --------------------- --------------------- ---------------------
  Tile of Each Class of          Amount to be          Proposed Maximum      Proposed Maximum         Amount of
     Securities to be           Registered (1)        Offering Price Per    Aggregate Offering       Registration
        Registered                                        Share (2)             Price (1)              Fee (2)
--------------------------- ------------------------ --------------------- --------------------- ---------------------
Common Stock ($.02 par
value per share)                   4,604,454                $0.33               $1,519,470             $122.93
--------------------------- ------------------------ --------------------- --------------------- ---------------------

                                -----------------

(1) Includes: (i) 1,093,109 shares of Common Stock held by the selling shareholders named within; (ii) 1,854,998 shares of Common Stock issuable upon conversion of 27,825 shares of our Series A Convertible Preferred Stock (the "Preferred Stock") held by the selling shareholders named within; and (iii) 1,656,347 shares of Common Stock issuable upon exercise of warrants held by certain selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low trading price of the Common Stock reported on The American Stock Exchange on February 28, 2003.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER FOR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 4, 2002

PROSPECTUS


                      OLYMPIC CASCADE FINANCIAL CORPORATION

                        4,604,454 SHARES OF COMMON STOCK

                            ------------------------

         This prospectus relates the resale, from time to time, of up to 4,604,454 shares of Common Stock which are held by certain of our shareholders named within. These shares include 1,093,109 shares of Common Stock held by certain selling shareholders, 1,656,347 shares of Common Stock issuable upon exercise of warrants held by certain selling shareholders and 1,854,998 shares of Common Stock issuable upon conversion of 27,825 shares of Preferred Stock held by certain selling shareholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will receive, however, proceeds from the exercise of warrants of approximately $2,797,589 if all the warrants held by the selling shareholders named herein are exercised.

         Our common stock is traded on The American Stock Exchange and the Chicago Stock Exchange under the symbol "OLY." On February 28, 2003, the last reported sale price for our Common Stock on The American Stock Exchange was $0.31 per share.

                            ------------------------

         INVESTING IN OUR SECURITIES INVOVLES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is March__ , 2003.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the
"Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

         No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed by us with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act or the Securities Act, are incorporated by reference in this prospectus:

         - Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

         - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002; and

         - Definitive Proxy Statement relating to our 2003 Annual Meeting filed with the Commission on January 28, 2003.

         In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents. Such requests should be addressed to the Acting Chief Financial Officer, Olympic Cascade Financial Corporation, 875 North Michigan Avenue, Suite 1560, Chicago, IL 60611.

                               PROSPECTUS SUMMARY

         The following summary highlights information contained elsewhere in this prospectus. You should read this summary together with the more detailed information regarding our company and our Common Stock appearing elsewhere in this prospectus or incorporated herein by reference. References in this prospectus to "our company," "we," "our," and "us" refer to Olympic Cascade Financial Corporation. Reference to "selling shareholders" refers to those shareholders listed herein under Selling Shareholders, who may sell shares, from time to time, as described in this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may have a significant effect on our business, financial condition and results of operations.

OLYMPIC CASCADE FINANCIAL CORPORATION

         We are a financial services organization operating through our wholly-owned subsidiary, National Securities Corporation, a Washington corporation, organized in 1947 ("National"). National conducts a national securities brokerage business through its main offices in Seattle, Washington and New York City, as well as 56 other branch offices located throughout the country. National's business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services.

         Our business plan includes the growth of our retail and institutional brokerage business. In response to the slowdown in the financial markets, we have scaled back certain business activities, including: proprietary trading, market-making trading, and online investing services. We believe that consolidation within the industry is inevitable. Concerns attributable to the weakened market and increased competition help explain the increasing number of acquisition opportunities continuously introduced to us. We are focused on maximizing the profitability of our existing operations, while we continue to seek additional selective strategic acquisitions.

         We are a Delaware corporation and were formed in 1996. Our executive offices are located at 875 North Michigan Avenue, Suite 1560, Chicago, IL 60611and our telephone number is (312) 751-8833.

                                  RISK FACTORS

         INVESTING IN OUR SHARES INVOLVES A SIGNIFICANT DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE BEFORE INVESTING IN COMMON STOCK. EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION, AS WELL AS ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN COMMON STOCK.

OPERATING RESULTS HAVE RESULTED IN REPORTING LOSSES; ADDITIONAL FINANCING MAY BE REQUIRED.

         We have reported losses of approximately $159,000 in the first quarter of fiscal year 2003, losses of approximately $3.4 million in fiscal year 2002 and losses of approximately $7.9 million in fiscal year 2001. There is no assurance that we will be profitable in the near term. Our losses are primarily attributable to the recent market slow-down and volatility. We anticipate that with increased revenues we will return to profitability; however, there can be no assurance that revenues will increase and profitability will return.

         In order for us to have the opportunity for future success and profitability, we must successfully obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.). We have actively pursued a variety of funding sources, and have consummated certain transactions, including the Investment Transaction and Private Offering, which are described in documents incorporated by reference in this prospectus, in order to address our capital requirements. If we continue to experience operating losses, additional financing will be necessary, and there can be no assurance that we will be successful in such pursuits. The issuance of new securities to raise capital will cause the dilution of shares held by current shareholders.

CHANGING ECONOMIC, POLITICAL AND MARKET CONDITIONS MAY RESULT IN DECREASED REVENUES AND MAY INCREASE OUR COST OF DOING BUSINESS.

         The securities industry is subject to a variety of uncertainties, including: declines in price level and volume of transactions; losses resulting from the trading or underwriting of securities; volatility of domestic and international financial, bond and stock markets, as demonstrated by recent disruptions in the financial markets; extensive government regulation;
litigation; intense competition; and the failure of third parties to meet commitments. Other items affecting the securities industry include increased consolidation, increased use of technology, increased use of discount and online electronic brokerage services, and increased regulation. These items in particular could result in us facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of customers or reduction in commission income. There can be no assurance that these trends or future changes will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

MARKET FLUCTUATIONS MAY REDUCE OUR REVENUES AND PROFITABILITY.

         Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity. Additionally, our profitability may be adversely affected by losses from the trading or underwriting of securities or failure of third parties to meet commitments. National acts as a market maker in publicly traded common stocks. In market making transactions, we undertake the risk of price changes or being unable to resell the common stock we holds or being unable to purchase the common stock we have sold. These risks are heightened by the illiquidity of many of the common stocks we trades and/or make a market. Any losses from our trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

         Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of common stocks held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of common stocks and the failure of issuers and third parties to perform their obligations can result in illiquid markets in which we may incur losses in its principal trading and market-making activities.

COMPETITION WITH LARGER FINANCIAL FIRMS MAY HAVE A NEGATIVE EFFECT OUR BUSINESS.

         We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Mergers and acquisitions have increased competition from these firms, many of which have significantly greater financial, technical, marketing and other resources than we have. Many of these firms offer their customers more products and research than currently offered by us. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering and doe not intend to offer in the foreseeable future. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by us. To the extent that issuers and purchasers of securities transact business without our assistance, our operating results could be adversely affected.

THE FAILURE TO MEET THE LISTING CRITERIA OF THE AMERICAN STOCK EXCHANGE MAY RESULT IN THE DELISTING OF OUR COMMON STOCK.

         Our Common Stock is listed on the AMEX. The AMEX has certain guidelines under which it considers removing securities from listing on the AMEX. On February 5, 2003, we received a letter from AMEX indicating that we were not in compliance with certain listing standards relating to (1) shareholders' equity of less than $2.0 million and losses from continuing operations and/or net losses in two out of our three most recent fiscal years, and (2) the requirement to have and maintain an audit committee comprised of at least three independent directors. We intend to submit to AMEX a plan that indicates compliance with item (1) above within a maximum of 18 months, and we are actively seeking another independent director to satisfy item (2) above. In the event that we fail to comply with the listing standards or AMEX determines that our compliance program is not satisfactory, our Common Stock may be removed from AMEX and could trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our Common Stock, may be adversely impacted as a result.

WE ARE CURRENTLY SUBJECT TO EXTENSIVE SECURITIES REGULATION AND THE FAILURE TO COMPLY WITH THESE REGULATIONS COULD SUBJECT US TO PENALTIES OR SANCTIONS.

         The securities industry and our business are subject to extensive regulation by the Commission, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the National Association of Securities Dealers, Inc. ("NASD") and the Municipal Securities Rulemaking board ("MSRB"). We are a registered broker-dealer with the Commission and member firms of the NASD.

         Broker-dealers are subject to regulations which cover all aspects of the securities business, including: sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. The regulatory environment is also subject to change.

         Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. If we are found to have violated an applicable regulation, administrative or judicial proceedings may be initiated against us that may result in a censure, fine, civil penalties, issuance of cease-and-desist orders, the deregistration or suspension of our broker-dealer activities, the suspension or disqualification of the our officers or employees, or other adverse consequences. The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

WE RELY ON CLEARING BROKERS AND TERMINATION OF THE AGREEMENTS WITH THESE CLEARING BROKERS COULD DISRUPT OUR BUSINESS.

         We recently changed from a self-clearing system to using clearing brokers to process our securities transactions and maintain customer accounts on a fee basis for us. The clearing brokers also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. Our broker-dealers depend on the operational capacity and ability of the clearing brokers for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreements are terminated for any reason, we would be forced to find alternative clearing firms. We cannot assure you that we would be able to find an alternative clearing firm on acceptable terms to them or at all.

         We permit our clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client's account. During periods of volatile markets, the value of the collateral held by the clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing brokers sell or buy securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify the clearing brokers for losses they incur while extending credit to our clients.

CREDIT RISK EXPOSES US TO LOSSES CAUSED BY FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES.

         We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include: trading counterparts, customers, clearing agents, exchanges, clearing houses, and other financial intermediaries as well as issuers whose securities we hold. These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from holding securities of third parties, executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries, and extending credit to clients through bridge or margin loans or other arrangements. Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

ADVERSE RESULTS OF CURRENT LITIGATION AND POTENTIAL SECURITIES LAW LIABILITY WOULD RESULT IN FINANCIAL LOSSES AND DIVERT MANAGEMENT'S ATTENTION TO BUSINESS.

         Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. We are subject to potential claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. National may be liable for the unauthorized acts of its retail brokers if it fails to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in legal proceedings or arbitrations involving a past underwriting and in actions that may arise in the future. National carries "Errors and Omissions" insurance to protect against arbitrations; however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a complaint. The adverse resolution of any legal proceedings involving us could have a material adverse effect on our business, financial condition, results of operations or cash flows.

WE DEPEND ON KEY PERSONNEL.

         We depend on the continued services of our management team, as well as our ability to hire additional members of management, and to retain and motivate our other officers and key employees. Our future success also depends on our continuing ability to attract and retain highly qualified personnel.

THE PRICE OF OUR COMMON STOCK IS VOLATILE.

           The price of our Common Stock has fluctuated substantially. The market price of our Common Stock may be highly volatile as a result of factors specific to us and the securities markets in general. Factors affecting volatility may include variations in our annual or quarterly financial results or those of our competitors; the continued listing of our Common Stock on AMEX; conditions in the economy in general; and changes in applicable laws or regulations, or their judicial or administrative interpretations affecting us or our subsidiary or the securities industry. In addition, volatility of the market price of our Common Stock is further affected by our thinly traded nature.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Common Stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders. We will receive, however, proceeds from the exercise of warrants of approximately $2,797,589 if all the warrants held by certain selling shareholders named herein are exercised. There can be no assurance that such warrants will be exercised. In the event that any or all of the warrants are exercised, the proceeds will be used for general corporate purposes.


                              SELLING SHAREHOLDERS

BACKGROUND

         We issued shares of Common Stock, Preferred Stock convertible into shares of Common Stock and warrants exercisable into shares of Common Stock to certain selling shareholders in the following private transactions:

         o On January 21, 2003, we issued 76,923 shares of the Common Stock and a three-year warrant to purchase 76,923 shares of Common Stock at a per share price of $1.25 to D'Ancona & Pflaum LLC, in consideration for, and payment of, $50,000 of legal fees. We agreed to include the shares of Common Stock and the shares of Common Stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

         o On December 23, 2002, we issued 130,770 Units in the Private Offering for $85,000 to certain investors. Each Unit sold for $0.65 and consisted of one share of Common Stock and one three-year warrant to purchase one share of Common Stock at a per share price of $1.25. Pursuant to a registration rights agreement, we agreed to prepare and file a registration statement for the resale of the shares of Common Stock and the shares of Common Stock issuable upon exercise of the warrants.

         o On December 23, 2002, we issued to National, the placement agent in the Private Offering, agent's warrants to purchase 13,077 shares of Common Stock exercisable at $0.65 per share and warrants to purchase 13,077 shares of Common Stock exercisable at $1.25 per share. These warrants were realloted by National among the various registered representatives whose clients purchased Units pursuant to the Private Offering. Pursuant to a registration rights agreement, we agreed to prepare and file a registration statement for the resale of the shares of Common Stock issuable upon exercise of the warrants.

         o On November 27, 2002, we issued 885,416 Units in the Private Offering for $575,520. Each Unit sold for $0.65 and consisted of one share of Common Stock and one three-year Warrant to purchase one share of Common Stock at a per share price of

                  $1.25. Pursuant to a registration rights agreement, we agreed to prepare and file a registration statement for the resale of the shares of Common Stock and the shares of Common Stock issuable upon exercise of the warrants.

         o On November 27, 2002, we issued to National, the placement agent in the Private Offering, agent's warrants to purchase 88,542 shares of Common Stock exercisable at $0.65 per share and warrants to purchase 88,542 shares of Common Stock exercisable at $1.25 per share. These warrants were realloted by National among the various registered representatives whose clients purchased Units pursuant to the Private Offering. Pursuant to a registration rights agreement, we agreed to prepare and file a registration statement for the resale of the shares of Common Stock issuable upon exercise of the warrants.

         o On August 13, 2002, we issued 600 shares of Preferred Stock for $60,000 to the individual retirement account of Steven A. Rothstein, on the same terms and conditions as the equity sold to investors in the Investment Transaction. We agreed to include the shares issuable upon conversion of the Preferred Stock in the registration statement which this prospectus is a part.

         o On July 31, 2002, we issued 1,500 shares of Preferred Stock for $150,000 to the individual retirement account of Steven A. Rothstein, on the same terms and conditions as the equity sold to investors in the Investment Transaction. We agreed to include the shares issuable upon conversion of the Preferred Stock in the registration statement which this prospectus is a part.

         o On December 14, 2001, we completed the Investment Transaction under which we issued 12,863 shares of Preferred Stock to certain investors for an aggregate of $1,572,500. The Preferred Stock is convertible into Common Stock at a price of $1.50 per share. We agreed to include the shares issuable upon conversion of the Preferred Stock in the registration statement which this prospectus is a part.

         o Concurrent with the Investment Transaction, two unrelated individual noteholders holding $2.0 million of our debt converted one-half of their debt into the same class of Preferred Stock that was sold in the Investment Transaction. In exchange for the certificates evidencing $1.0 million of the $2.0 million of the promissory notes and previously issued warrants to purchase 100,000 shares of Common Stock with an exercise price of $5.00 per share, each noteholder was issued 5,000 shares of Preferred Stock, a warrant to purchase 50,000 shares of Common Stock with an exercise price of $1.75 per share and a warrant to purchase 50,000 shares of Common Stock with an exercise price of $5.00 per share. We agreed to include the shares issuable upon conversion of the Preferred Stock and the shares issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

         o On January 25, 2001, we issued a warrant to purchase 75,000 shares of Common Stock at a per share price of $5.00 to Peter Rettman in connection with an aggregate of $2,000,000 of demand notes issued by us in favor of Gregory P. Kusnick and Karen Jo Gustafson, as Joint Tenants with Right of Survivorship and Gregory C. Lowney and Maryanne K. Snyder, as Joint Tenants with Right of Survivorship. Additionally, on February 1, 2001, we issued a warrant to purchase 75,000 shares of Common Stock at a per share price of $5.00 to Peter Rettman in connection with a demand note for $1,000,000 issued by us in favor of Mr. Rettman. Concurrent with the Investment Transaction, we re-priced the warrant to purchase 75,000 shares of Common Stock from a price of $5.00 per share to a price of $1.75 per share. We agreed to include the shares of Common Stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

         o On June 30, 2000, we acquired Canterbury Securities Corporation, our former subsidiary and a registered broker-dealer. As part of the transaction, we issued five-year warrants to acquire 5,000 shares of Common Stock at a price of $6.375 per share. Pursuant to a registration rights agreement, we agreed to include the shares of Common Stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

         o On November 28, 2001, we issued warrants to purchase 5,000 shares of Common Stock exercisable at $5.00 per share to the individual retirement account of Steven A. Rothstein, pursuant to the terms of a $50,000 loan made in August 2001. We agreed to include the shares of Common Stock issuable upon exercise of the warrants in the registration statement which this prospectus is a part.

TABLE

         The following table sets forth the number of shares of Common Stock owned by each of the selling shareholders as of the date hereof, the number of shares owned by them covered by this prospectus and the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus. The table also sets forth the number of shares of Common Stock certain selling shareholders will receive upon conversion of the Preferred Stock and upon exercise of warrants. Except as indicated below, none of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities. The information included below is based on information provided by the selling shareholders. Because the selling shareholders may offer some or all of their shares, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered hereby will be sold.

         The applicable percentages of ownership are based on an aggregate of 3,367,558 shares of Common Stock issues and outstanding on February 28, 2003. This number does not include 1,854,998 shares of Common Stock issuable upon conversion of 27,825 shares of Preferred Stock.

----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------


                                                                 Shares which may                          Shares
                                                                 be acquired upon                           Owned       Percentage
                                                                    exercise of                             After       of Shares
                                                     Shares          warrants            Shares         Offering (1)      Owned
                     Name                            Owned           --------            Offered           ------       After
                    ------                           ------                              -------                        Offering
                                                                                                                           (1)
                                                                                                                         --------
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Steven A. Rothstein IRA                           140,000 (2)        5,000 (3)         145,000 (2)       281,363 (2)       8.0%
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Triage Partners LLC                               524,199 (4)            -             524,199 (4)       285,000 (4)       7.3%
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
One Clark LLC                                     524,133 (5)            -             524,133 (5)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Gregory P. Kusnick and Karen Jo Gustafson, as     333,333 (6)       100,000 (7)      433,333 (6)(7)           0             0
Joint Tenants with Right of Survivorship
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Gregory C. Lowney and Maryanne K. Snyder, as      333,333 (6)       100,000 (7)      433,333 (6)(7)           0             0
Joint Tenants with Right of Survivorship
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
William Worrell, Jr.                                153,848           153,848          307,696 (8)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Barbara Hulse                                        61,540           61,540           123,080 (9)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Seymour Lippman                                      76,924           76,924          153,848 (10)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Chris Dewey                                          76,924           76,924          153,848 (11)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
David Coates                                         76,923           76,923          153,846 (12)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Judy Uman                                            38,462           38,462           76,924 (13)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Bruce W. Durkee & Kathy Durkee                       61,600           61,600          123,200 (14)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
I. Michael Goodman                                   76,923           76,923          153,846 (15)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Ralph Gitz                                          153,848           153,848         307,696 (16)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Martens Maarten                                      76,924           76,924          153,848 (17)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Ronald Kurt Ebert                                    31,500           31,500           63,000 (18)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Benjamin Haimowitz and Naomi Haimowitz               30,769           30,769           61,538 (19)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Kevin Deane                                          38,462           38,462           76,924 (20)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Mark Ginsburg                                        23,077           23,077           46,154 (21)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Michael Cushing                                      38,462           38,462           76,924 (22)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Roger Monteforte                                       -            38,858 (23)        38,858 (23)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Paul Sinno                                             -            28,010 (24)        28,010 (24)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Mike Bergin                                            -            24,266 (25)        24,266 (25)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Mark Goldwasser                                        -            15,386 (26)        15,386 (26)         46,300          1.4%
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Frantz Pierre                                          -            21,538 (27)        21,538 (27)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Lenny Billa                                            -            25,950 (28)        25,950 (28)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Greg Traina                                            -            15,930 (29)        15,930 (29)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Scott Martinson                                        -            7,162 (30)         7,162 (30)             0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Sara Wheldon                                           -            6,138 (31)         6,138 (31)             0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Eric James                                             -            20,000 (32)        20,000 (32)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
D'Ancona & Pflaum, LLC                               76,923           76,923          153,846 (33)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Peter Rettman                                          -           150,000 (34)       150,000 (34)            0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Gerald E. Morris                                       -            2,250 (35)         2,250 (35)             0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Frank J. Cardello                                      -             500 (36)           500 (36)              0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------
Gary A. Rosenberg Trust u/a/d 10/10/80                 -            2,250 (37)         2,250 (37)             0             0
----------------------------------------------- ---------------- ------------------ ------------------ ---------------- -----------

----------
* Less than 1%
(1) Assumes sale of all shares offered by the selling shareholders. Does not include shares of common stock issuable upon exercise of options held by the selling shareholders.
(3) Includes shares of Common Stock issuable upon conversion of 2,100 shares of Preferred Stock issued in connection with a private placement transaction. Mr. Rothstein was our former Chairman, Chief Executive Officer and principal shareholder. Shares owned after the offering include a voting proxy over 274,660 shares of which Triage Partners LLC has been granted a voting proxy.
(4) Includes 5,000 shares of Common Stock issuable upon the exercise (at a price per share of $5.00) of a warrant issued in connection with a loan.
(5) Includes shares of Common Stock issuable upon conversion of 7,863 shares of Preferred Stock issued in connection with a private placement transaction. Steven B. Sands and Martin S. Sands, our Co-Chairmen, are the Co-Managers and Members of Triage Partners LLC. Messer's Sands expressly disclaim beneficial ownership with respect to any these shares. Shares owned after the offering do not include a voting proxy over 274,660 shares owned directly and indirectly by Mr. Rothstein.
(6) Includes shares of Common Stock issuable upon conversion of 7,862 shares of Preferred Stock issued in connection with a private placement transaction. Mark Goldwasser, our President, Chief Executive Officer and Director, is the Manager of One Clark LLC. Mr. Goldwasser expressly disclaims beneficial ownership with respect to any these shares.
(7) Includes shares of Common Stock issuable upon conversion of 5,000 shares of Preferred Stock issued in connection with a private placement transaction.
(8) Includes (i) 50,000 shares of Common Stock issuable upon the exercise (at a price per share of $1.75) of a warrant issued in connection with a private placement transaction and (ii) 50,000 shares of Common Stock issuable upon the exercise (at a price per share of $5.00) of a warrant issued in connection with a private placement transaction.
(9) Includes 153,848 shares of Common Stock and 153,848 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(10) Includes 61,540 shares of Common Stock and 61,540 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(11) Includes 76,924 shares of Common Stock and 76,924 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(12) Includes 76,924 shares of Common Stock and 76,924 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(13) Includes 76,923 shares of Common Stock and 76,923 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(14) Includes 38,462 shares of Common Stock and 38,462 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(15) Includes 61,600 shares of Common Stock and 61,600 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(16) Includes 76,923 shares of Common Stock and 76,923 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.

(17) Includes 153,848 shares of Common Stock and 153,848 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(18) Includes 76,924 shares of Common Stock and 76,924 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(19) Includes 31,500 shares of Common Stock and 31,500 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(20) Includes 30,769 shares of Common Stock and 30,769 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(21) Includes 38,462 shares of Common Stock and 38,462 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(22) Includes 23,077 shares of Common Stock and 23,077 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(23) Includes 38,462 shares of Common Stock and 38,462 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(24) Includes 19,429 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 19,429 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(25) Includes 14,005 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 14,005 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(26) Includes 12,133 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 12,133 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(27) Includes 7,693 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 7,693 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction. Mr. Goldwasser is our President, Chief Executive Officer and Director.
(28) Includes 10,769 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 10,769 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(29) Includes 12,975 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 12,975 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(30) Includes 7,965 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 7,965 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.

(31) Includes 3,581 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 3,581 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(32) Includes 3,069 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 3,069 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(33) Includes 10,000 shares of Common Stock issuable upon the exercise (at a price per share of $0.65) of a warrant issued in connection with a private placement transaction and 10,000 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in connection with a private placement transaction.
(34) Includes 76,923 shares of the Common Stock and 76,923 shares of Common Stock issuable upon the exercise (at a price per share of $1.25) of a warrant issued in consideration for, and payment of, $50,000 of legal fees.
(35) Includes 75,000 shares of Common Stock issuable upon the exercise (at a price per share of $5.00) of a warrant issued in connection with a loan and 75,000 shares of Common Stock issuable upon the exercise (at a price per share of $1.75) of a warrant issued in connection with a loan. Mr. Rettman is a member of our board of directors.
(36) Includes 2,250shares of Common Stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation.
(37) Includes 500 shares of Common Stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation.
(38) Includes 2,250 shares of Common Stock issuable upon the exercise (at a price per share of $6.375) of a warrant issued in connection with the acquisition of our former subsidiary, Canterbury Securities Corporation.

                              PLAN OF DISTRIBUTION

         We are registering for resale 4,604,454 shares of Common Stock with this prospectus on behalf of the selling shareholders named in this prospectus. These shares include (i) an aggregate of 1,854,998 shares of Common Stock certain selling shareholders will receive conversion of 27,825 shares of Preferred Stock and (ii) an aggregate of 1,656,347 shares of Common Stock issuable upon exercise of warrants. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have agreed to bear certain expenses in connection with the registration of the shares of Common Stock offered and being sold by the selling shareholders. The selling shareholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. Sales of shares may be affected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling stockholders may affect sales of shares:

         - In ordinary brokerage transactions in which the broker solicits purchasers or executes unsolicited orders, or transactions in which the broker may acquire the share as principal and resell the shares into the public market in any manner permitted by the selling shareholders under this prospectus;

         - In connection with the pledge of shares registered hereunder to a broker/dealer or other pledgee to secure debts or other obligations, and the sale of the shares so pledged upon a default;

         - Through the writing or settlement of non-traded and exchange-traded put or call option contracts, and by means of the establishment or settlement of other hedging transactions including forward sale transactions. In addition, the selling shareholders may loan their shares to broker/dealers who are counterparties to hedging transactions and such broker/dealers may sell the shares so borrowed into the public market;

         - In private transactions and transactions otherwise than on The American Stock Exchange, on any other national securities exchange or in over-the-counter market on which shares of Common Stock maybe listed or quoted at the time of any sale;

         - In block trades, in which a broker-dealer will attempt to sell the shares as agent for the selling shareholders, but may take a position and resell a portion of the block as principal to facilitate the transaction;

         -        Through a combination of any of the above transactions.

         Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In this case, any commissions received by broker dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders named in this prospectus against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

     The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of Rule 144.


                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered hereby has been passed upon for us by Littman Krooks LLP, 655 Third Avenue, New York, New York 10017.


                                     EXPERTS

         Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended September 28, 2002 have been audited by Grassi & Co., CPAs, P.C., independent public accountants, as set forth in their report included therein and incorporated in this prospectus by reference. The consolidated financial statements are incorporated in this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

         -        At  the  Public   Reference  Room  of  the  Commission,   Room
                  1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

         - By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

         - From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         Some locations may charge prescribed or modest fees for copies.

         We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to our company and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

                                TABLE OF CONTENTS



---------------------------------------------------------------------------------------------------- ------------
Section                                                                                              Page
---------------------------------------------------------------------------------------------------- ------------
Special Information Regarding Forward Looking Information.................................            2
---------------------------------------------------------------------------------------------------- ------------
Incorporation of Certain Documents By Reference...........................................            2
---------------------------------------------------------------------------------------------------- ------------
Prospectus Summary........................................................................            3
---------------------------------------------------------------------------------------------------- ------------
Risk Factors..............................................................................            4
---------------------------------------------------------------------------------------------------- ------------
Use of Proceeds...........................................................................            8
---------------------------------------------------------------------------------------------------- ------------
Selling Shareholders......................................................................            8
---------------------------------------------------------------------------------------------------- ------------
Plan of Distribution......................................................................            15
---------------------------------------------------------------------------------------------------- ------------
Legal Matters.............................................................................            16
---------------------------------------------------------------------------------------------------- ------------
Experts...................................................................................            16
---------------------------------------------------------------------------------------------------- ------------
Available Information.....................................................................            16
---------------------------------------------------------------------------------------------------- ------------


                                4,604,454 SHARES

                                  COMMON STOCK



                      OLYMPIC CASCADE FINANCIAL CORPORATION








                                  -------------

                                   PROSPECTUS

                                  -------------




                                  March 4, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with this offering are as follows:


        ---------------------------------------------------------------------- ---------------------
                                                                                      Amount
        ---------------------------------------------------------------------- ---------------------
        SEC Registration Fee............................................            $    122.93
        ---------------------------------------------------------------------- ---------------------
        Accounting Fees and Expenses....................................            $  1,000
        ---------------------------------------------------------------------- ---------------------
        Legal Fees and Expenses.........................................            $ 25,000
        ---------------------------------------------------------------------- ---------------------
        Miscellaneous...................................................            $  5,000
        ---------------------------------------------------------------------- ---------------------
        Total...........................................................            $ 31,122.93
        ---------------------------------------------------------------------- ---------------------

         All the above expenses will be borne by the Registrant.

ITEM  15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 125(a) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of the person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

            Our   Certificate  of   Incorporation   includes  a  provision  that
eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

            Our Amended and Restated By-laws provide that:

         - We must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions;

         - We may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements; and

         - We must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

            We have obtained liability insurance for our officers and directors.

            The above discussion of the our Certificate of Incorporation and Amended and Restated By-laws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such restated Certificate of Incorporation, Amended and Restated By-laws and statute.

ITEM 16.          EXHIBITS

(a)      Exhibits

         Exhibit
         Number   Description
         -------  -----------

         5 Opinion of Littman Krooks LLP as to the legality of the securities being registered. *
         23.1     Consent of Grassi & Co., CPAs, P.C. *
         23.2 Consent of Littman Krooks LLP, included in the opinion filed as Exhibit 5.
         24 Power of Attorney, included in the signature page of this Registration Statement.

* To be filed by amendment.

ITEM 17.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; and

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on March 4, 2003

                                OLYMPIC CASCADE FINANCIAL CORPORATION


                                By /s/ Mark Goldwasser
                                ------------------------------------------
                                Mark Goldwasser
                                President, Chief Executive Officer and Director


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Daskal, our Acting Chief Financial Officer, his or her attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 4th day of March 2003.


Signature                                                   Date

/s/ Mark Goldwasser                                         March 4, 2003
--------------------------------
Mark Goldwasser
President, Chief Executive Officer and Director


/s/ Robert H. Daskal                                        March 4, 2003
--------------------------------
Robert H. Daskal
Acting Chief Financial Officer


/s/ Steven B. Sands                                         March 4, 2003
--------------------------------
Steven B. Sands
Co-Chairman of the Board

/s/ Martin S. Sands                                         March 4, 2003
--------------------------------
Martin S. Sands
Co-Chairman of the Board


/s/ Robert J. Rosan                                         March 4, 2003
--------------------------------
Robert J. Rosan
Director


/s/ Gary A. Rosenberg                                       March 4, 2003
--------------------------------
Gary A. Rosenberg
Director


/s/ Peter Rettman                                           March 4, 2003
--------------------------------
Peter Rettman
Director